Exhibit 10.44

EXECUTION COPY

OPTION PURCHASE AND CANCELLATION AGREEMENT

THIS OPTION PURCHASE AND CANCELLATION AGREEMENT (this “Agreement”) is made as of May 10, 2016, by and among Turning Point Brands, Inc., a Delaware corporation (“TPB”), Intrepid Brands, LLC, a Delaware limited liability company and indirect subsidiary of TPB (“Intrepid”), and the holder of options to purchase common units of Intrepid named on the signature page hereof (the “Holder”).

W I T N E S S E T H:

WHEREAS, the Holder owns options (the “Options”) to purchase in the aggregate the number of common units (the “Common Units”) of Intrepid set forth on the signature page hereof pursuant to a Unit Option Agreement by and between Intrepid and the Holder (the “Option Agreement”) and the Intrepid Brands, LLC 2014 Option Plan (the “Plan”); and

WHEREAS, TPB proposes to effect an initial public offering of its common stock (the “IPO”) pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “S-1”); and

WHEREAS, TPB and Intrepid wish to cancel the Options, the Option Agreement and any other option agreements related to the Options substantially simultaneously with, but immediately following, the closing of the IPO and the Holder wishes to agree to such cancellation, for the consideration and upon the terms and conditions set forth herein (the “Option Purchase and Cancellation”); and

WHEREAS, the board of managers of Intrepid has granted its prior written approval to the cancellation of Options contemplated hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, do hereby agree as follows:

1.   Option Purchase and Cancellation.

1.1.   Effective as of the Closing (as defined below), (i) all outstanding Options then held by the Holder (whether or not then exercisable), the Option Agreement and any other option agreements related to the Options shall be cancelled (such cancellations are collectively referred to as the “Cancellation”), and (ii) TPB shall pay an aggregate cash amount equal to $0.50 per Common Unit subject to the Options (the amount payable to the Holder in respect of the Holder’s Options is referred to herein as the “Payment Amount”) to the Holder in accordance with the provisions of this Agreement. This Agreement shall become effective and binding upon execution and delivery hereof by the parties, but the Cancellation and the payment of the Payment Amount provided herein shall be conditioned upon the closing of the IPO.

1.2.   The Holder acknowledges and agrees that from and after the closing of the IPO: (i) the Holder’s rights and claims in respect of the Options, the Option Agreement and any other option agreements related to the Options and the Plan shall represent only the right to receive the Payment Amount as provided under this Agreement; (ii) the Holder’s Options, the Option Agreement and any other related option agreements shall be cancelled and will no longer be exercisable for any securities of Intrepid or any of its subsidiaries, and (iii) all of the Holder’s rights and claims in respect of the Options, the Option Agreement, the Plan, and any other agreements or instruments evidencing the Options or relating to the Options shall terminate and be null and void in all respects.

1.3.   TPB shall determine and withhold the amount of any withholding or other federal, state or local taxes, including, but not limited to, income or excise taxes, required to be withheld upon payment of the Payment Amount. In the event it is subsequently determined by an applicable taxing authority that, due to the amount of taxes imposed on the Holder with respect to the Payment Amount, the amount of taxes required to be withheld by TPB was greater than the amount withheld pursuant to the preceding sentence, the Holder shall promptly pay such incremental amount to the taxing authority or remit such amount to TPB for payment to the applicable taxing authority.

2.   Closing. The closing of the Option Purchase and Cancellation shall occur substantially simultaneously with, but immediately following, the closing of the IPO (the “Closing”) at the offices of Milbank, Tweed, Hadley &

McCloy LLP, 28 Liberty Street, New York, New York 10005. At the Closing, TPB shall pay to the Holder the Payment Amount, less applicable withholding and employment taxes, by wire transfer of immediately available funds to the account designated in writing by the Holder to TPB at least three business days prior to the date of such Closing, and the Holder shall deliver to TPB at the Closing the Option Agreement and any other option agreements related to the Options for cancellation.

3.   Representations and Warranties.

3.1.   Representations and Warranties of Each Party. Each of TPB and the Holder hereby represents and warrants to the other party that:

(i) such party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(ii) this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms;

(iii) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby do not and will not (A) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such party, (B) other than the prior written consent of the board of managers of Intrepid to the transactions contemplated hereby, require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (C) result in the creation of any encumbrance on any Options or (D) if such party is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such party’s governing documents; and

(iv) as of the date hereof, no material litigation, action or proceeding by or against such party is pending, or to the knowledge of such party threatened in writing, which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

3.2.   Representations and Warranties of the Holder. The Holder hereby represents and warrants to TPB that it owns exclusively, beneficially and of record and has good, valid and marketable title to the Options free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the full right, power and authority to take the actions contemplated by this Agreement with respect to such Options, and the Holder does not own, directly or indirectly, any options to purchase common units of Intrepid other than such Options.

4.   Additional Agreements.

4.1.   No Exercise, Sale or Transfer of Options. The Holder covenants and agrees that, between the date hereof and the Closing, the Holder shall not (a) exercise any Options or (b) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any Options or any securities convertible into, or exercisable, or exchangeable for, Options owned by him or her.

4.2.   General Release. In consideration of the Holder’s Payment Amount, the Holder, on behalf of himself or herself and each of his or her successors, executors, representatives, agents, estate, heirs, legatees, devisees, beneficiaries and assigns, hereby forever releases, remises, acquits, satisfies, and discharges TPB (and any successor thereto) and its affiliates, including, without limitation, Intrepid, and the respective directors, officers, employees, partners, agents, advisors and representatives thereof, and the respective successors and assigns of the foregoing (each, a “Releasee”), from any and all manner of actions, claims, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, and demands whatsoever, in law or in equity (collectively, “Claims”), which the undersigned ever had, now has, or which any successor or assign of the undersigned hereafter can, shall or may have, against any Releasee, for, upon or by reason of any matter, cause or thing whatsoever, known or unknown, directly or indirectly, from the beginning of the world to the closing of the IPO including, without limitation, Claims arising out of or related to any (i) breach or alleged breach of fiduciary duty and claims in tort, and (ii) the Options, the Option Agreement and the Plan; except for (x) the right to receive the Holder’s Payment Amount under this Agreement, (y) the right of employees to receive accrued compensation and benefits to which they are entitled from TPB, whether by written employment or bonus agreement or otherwise, and (z) any Claims arising out of or relating to any actual fraud of a Releasee.

5.   Termination. In the event the S-1 is withdrawn for any reason, this Agreement shall automatically terminate and become null and void without any further action by the parties.

6.   Miscellaneous.

6.1.   Further Assurances. TPB and the Holder will take such actions as may be reasonably required or desirable to carry out the provisions of this Agreement.

6.2.   Successors and Assigns. This Agreement and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of TPB and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

6.3.   Governing Law; Jurisdiction; No Trial by Jury. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the State of New York’s conflict of law principles to the extent such principles are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims or causes of action (whether in contract, tort or otherwise) in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.3.

6.4.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature pages of this Agreement.

6.5.   Amendments and Waivers. Except as otherwise provided herein, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by TPB or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.6.   No Third-Party Beneficiaries. This Agreement is for the sole benefit of TPB and the Holder and their respective successors and, in the case of each Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

6.7.   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.8.   Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

6.9.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.10.   Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TURNING POINT BRANDS, INC.

By:	/s/ James Dobbins
Name:	James Dobbins
Title:	SVP — General Counsel

Address for notice:

Turning Point Brands, Inc. 5201 Interchange Way Louisville, Kentucky 40229 Attention: James Dobbins Telephone: (502) 778-4421 Email: jdobbins@natcinc.net

INTREPID BRANDS, LLC

By:	/s/ James Dobbins
Name:	James Dobbins
Title:	SVP — General Counsel

Address for notice:

Intrepid Brands, LLC 5201 Interchange Way Louisville, Kentucky 40229 Attention: James Dobbins Telephone: (502) 778-4421 Email: jdobbins@natcinc.net